Exhibit 99.1

                                                     Investor and Media Contact:

                                                                 Nicole Noutsios
                                                           SoftNet Systems, Inc.
                                                                    415-343-2325
                                                           investors@softnet.com


           SoftNet Systems, Inc. Reports Change in Board of Directors


     San Francisco,  California,  May 2, 2001-- SoftNet Systems,  Inc.  (Nasdaq:
SOFN), announced today that Mr. Linus W. L. Cheung has been appointed to its board of directors. Mr. Cheung replaces George Chan, who served as a director of SoftNet since December 1999 and resigned for personal reasons.

Mr. Cheung is a deputy chairman of Pacific Century CyberWorks Limited ("PCCW") and a member of its executive committee. Prior to the merger of PCCW and Cable & Wireless HKT Limited, Mr. Cheung was chief executive of Cable & Wireless HKT and an executive director of Cable and Wireless plc.

PCCW is headquartered in Hong Kong, and is one of Asia's leading integrated communications companies. In December 1999, PCCW bought 5 million shares of SoftNet Systems, Inc. and is the Company's largest shareholder. As a result of that purchase, PCCW is entitled to hold 2 seats on SoftNet's board of directors.

About SoftNet Systems, Inc. SoftNet's wholly owned Intellicom subsidiary combines Internet services with sophisticated two-way satellite technology to deliver a turnkey solution for ISPs, schools, corporations and businesses. Intellicom provides two-way satellite Internet access using a proprietary network optimizing technology. The company utilizes state-of-the-art wireless technologies, broadband delivery, data-push and satellite-based Internet access caching products to provide its customers with fast access to information and efficient utilization of existing network capacity. Intellicom operates more than 400 earth stations in the United States, Latin America and the Caribbean as well as a 24-hour-a-day, seven-day-a-week Network Operations Center, Internet Data Center and Customer Support Center.

For more information about SoftNet Systems, Inc., please visit www.softnet.com or call 415-365-2500.

This press release contains forward-looking statements concerning SoftNet Systems' anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate", "approximately" and like expressions, and the negative thereof.) These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in SoftNet Systems' Quarterly or Annual Report.